Exhibit 3.4

AMENDMENT NO. 2

TO

THE AMENDED AND RESTATED BY-LAWS

OF

GAMCO INVESTORS, INC.
The Amended and Restated By-laws of GAMCO Investors, Inc. (the “Company”) are hereby amended by renumbering Article XI Section 5(a) of the By-laws as Article XI Section 5 (and all references to a section number within such section shall be to Article XI Section 5) and by deleting in its entirety Article XI Sections 5(b), 5(c) and 5(d).